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                                                                 EXHIBIT 4.1
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                  TDII COMPANY

                     Pursuant to Sections 242, 245 and 303
                    of the Delaware General Corporation Law


              TDII Company, a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

              1.     The name of the corporation is TDII COMPANY (the
"Corporation").

              2. The name under which the Corporation was originally incorporated is Palco Acquisition Corp. and the date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of Delaware was August 7, 1987.

              3. This Restated Certificate of Incorporation amends and restates the Certificate of Incorporation of the Corporation and was made and duly adopted in accordance with Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware. Provision for the making of this Restated Certificate of Incorporation is contained in an order, entered January 18, 1994, of the United States Bankruptcy Court for the District of Delaware, having jurisdiction over a proceeding for the reorganization of the Corporation commenced under Title 11 of the United States Code.

              4. The Certificate of Incorporation of the Corporation, as amended and restated hereby, shall, upon its filing with the Secretary of State of the State of Delaware, read in its entirety as follows:

              FIRST: The name of the corporation is Thermadyne Holdings Corporation.

              SECOND: The registered office of the corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, Delaware 19801, County of New Castle. The name of the registered agent of the corporation at such address is The Corporation Trust Company.
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              THIRD:  The purpose of the corporation and the nature and objects of the business to be transacted, promoted, and carried on are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

              FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 25,000,000 shares of Common Stock, par value $0.01 per share ("Common Stock"). No non-voting equity securities of the Corporation shall be issued by the Corporation.

              Except as otherwise required by law, each holder of Common Stock shall be entitled to one vote for each share of common stock standing in such holder's name on the records of the Corporation on each matter submitted to a vote of the stockholders.

              The holders of the Common Stock shall be entitled to receive when, as, and if declared by the board of directors of the Corporation, out of funds legally available therefor, dividends payable in cash, stock, or otherwise.

              Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, and after the holders of any bonds, debentures, or other obligations of the Corporation shall have been paid in full the amounts to which they shall be entitled (if any), or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests, to the exclusion of the holders of any bonds, debentures, or other obligations of the Corporation.

              The Corporation may issue shares of its Common Stock from time to time for such consideration (in any form, but not less in value than the par value thereof) as may be fixed by the board of directors of the Corporation, which is expressly authorized to fix the same in its absolute and uncontrolled discretion subject to the foregoing conditions. Shares so issued for which the consideration shall have been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares. The Corporation shall also have authority to create and issue rights and options entitling their holders to purchase or otherwise acquire shares of Common Stock and such rights and options shall be evidenced by instrument(s) approved by the board of directors of the Corporation. The board of directors of the Corporation shall be empowered to set the exercise price, duration, times for exercise, and other terms of





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such options or rights; provided, however, that the consideration to be received (which may be in any form) for any shares of Common Stock subject thereto shall have a value not less than the par value thereof.

              FIFTH: No contract or transaction between the Corporation and one or more of its directors, officers, or stockholders or between the Corporation and any person (as used herein "person" means any other corporation, partnership, association, firm, trust, joint venture, political subdivision, or instrumentality) or other organization in which one or more of its directors, officers, or stockholders are directors, officers or stockholders, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the contract or transaction, or solely because his, her, or their votes are counted for such purpose, if: (i) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved, or ratified by the board of directors, a committee thereof (to the extent permitted by applicable law), or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

              SIXTH: The Corporation shall indemnify any person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he (i) is or was a director or officer of the Corporation or (ii) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the Delaware General Corporation Law, as the same exists or may hereafter be amended. Such right shall be a contract right and shall include the right to be paid by the Corporation expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the Delaware General Corporation Law, as the same exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within 60 days after a written claim has been received





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by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the Delaware General Corporation Law, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors or any committee thereof, independent legal counsel, or stockholders) to have its determination prior to the commencement of such action that indemnification of, or advancement or costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Corporation (including its board of directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event or the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, by-law, resolution of stockholders or directors, agreement, or otherwise.

              The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law.

              As used herein, the term "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

              SEVENTH: All the powers of the Corporation, insofar as the same may be lawfully vested by this Certificate of Incorporation in the board of directors, are hereby conferred upon the board of directors. In furtherance and not in limitation of that power, the board of directors shall have the power, upon the affirmative vote of a majority of the directors at a meeting lawfully convened, to make, adopt, alter, amend, and repeal from time to time the By-laws of the Corporation and to make from time to time new By-laws of the Corporation (subject to the right of the stockholders entitled to vote thereon to adopt, alter, amend, repeal By-laws made by the board of directors or to make new By-laws); provided, however, that the stockholders of the Corporation shall be entitled to adopt, alter, amend, or repeal By-laws made by the board of directors or to make new By-laws solely upon the





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affirmative vote of the holders of at least a majority of the outstanding shares of each class of capital stock of the Corporation then entitled to vote thereon.

              EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or amendment of this Article EIGHTH by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment. In additional to the circumstances in which a director of the Corporation is not personally liable as set forth in the foregoing provisions of this Article EIGHTH, a director shall be liable to the Corporation or its stockholders to such further extent as permitted by any law hereafter enacted, including without limitation any subsequent amendment to the Delaware General Corporation Law.

              NINTH: The number of directors constituting the board of directors shall be fixed by, or in the manner provided in, the By-laws of the Corporation, provided that such number shall be no fewer than five and no more than nine. The directors of the Corporation shall be referred to herein as "Classified Directors" and shall be divided into three classes, with the first class referred to herein as "Class I," the second class as "Class II," and the third class as "Class III." Each class shall consist as nearly as possible of one-third (1/3) of the total number of directors making up the entire board of directors. The term of office of the initial Class I directors shall expire at the 1994 annual meeting of stockholders, the term of office of the initial Class II directors shall expire at the 1995 annual meeting of stockholders, and the term of office of the initial Class III directors shall expire at the 1996 annual meeting of stockholders, with each director to hold office until his successor shall have been duly elected and qualified. At each annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his successor shall have been duly elected and qualified.

              Any or all Classified Directors may be removed, with cause, upon the affirmative vote of the holders of a majority of the outstanding shares of each class of capital stock of the Corporation then entitled to vote at an election of such Classified Directors.





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              TENTH:  The Corporation expressly elects not to be governed by
Section 203 of the General Corporation Law of Delaware.

              ELEVENTH: Any action required or permitted to be taken by the stockholders of the Corporation (including without limitation the election of Classified Directors) shall be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Special meetings of stockholders of the Corporation may be called by the board of directors pursuant to a resolution adopted by a majority of the Classified Directors then serving, by the Chairman of the board of directors, or by any holder or holders of at least twenty-five percent (25%) of the outstanding shares of capital stock of the Corporation then entitled to vote on any matter for which the respective special meeting is being called.

              TWELFTH: Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or not vote, the affirmative vote of the holders of at least a majority of the outstanding shares of each class of capital stock of the Corporation then entitled to vote thereon shall be required to amend, alter, or repeal any provisions of this Certificate of Incorporation.

              IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be executed and attested on this 14th day of January, 1994.


                                           TDII COMPANY



                                           By: /s/ JAMES N. MILLS
                                              ----------------------------------
                                                  James N. Mills
                                                  Chairman of the Board and
                                                  Chief Executive Officer


ATTEST:


By: /s/ ELLEN L. LIPSITZ
   --------------------------------
       Ellen L. Lipsitz
       Assistant Secretary





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